Exhibit 21.1

LIST OF SUBSIDIARIES OF CABELA’S INCORPORATED

Name of Subsidiary	State of Organization
Cabela’s Catalog, Inc.	Nebraska

Cabela’s Lodging, LLC	Nebraska

Cabela’s Outdoor Adventures, Inc.	Nebraska

Cabela’s Marketing and Brand Management, Inc.	Nebraska

Cabela’s Retail, Inc.	Nebraska

Cabela’s Trophy Properties, LLC	Nebraska

Cabela’s Ventures, Inc.	Nebraska

Cabela’s Wholesale, Inc.	Nebraska

Cabelas.com, Inc.	Nebraska

Herter’s, LLC	Nebraska

Original Creations, LLC	Minnesota

Van Dyke Supply Company, Inc.	South Dakota

WFB Funding Corporation	Nebraska

WFB Funding, LLC	Nebraska

Wild Wings, LLC	Minnesota

World’s Foremost Bank	Nebraska